                                                                 Exhibit (d)(1)
                             AMERICAN GENERAL LIFE
                               Insurance Company
                                A Stock Company

Home Office:
Houston, Texas
                               JOHN DOE
2727-A Allen Parkway           POLICY NUMBER:  0000000000
Houston, Texas 77019
(800) 340-2765

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the Beneficiary if the Insured dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive Due Proof of Death for the Insured, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the "Death Benefit Proceeds" provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if the Insured is living on that date and if this policy is in force, provided the Owner chooses not to continue coverage beyond the Maturity Date. (See "Option to Extend Coverage".)

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROCEEDS AND THE ACCUMULATION VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. ACCUMULATION VALUES MAY INCREASE OR DECREASE.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is an INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
POLICY. An adjustable Death Benefit is payable upon the Insured's death prior to the Maturity Date and while this policy is in force. Premium payments are flexible and payable to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING - THIS POLICY WILL NOT PAY DIVIDENDS.

                       NOTICE OF RIGHT TO EXAMINE POLICY

You may return this policy within ten* days after delivery if You are not satisfied with it for any reason. This policy may be returned to Us or to the registered representative through whom it was purchased. Upon surrender of this policy within the ten* day period, it will be deemed void from the Date of Issue, and We will refund the greater of: (1) any premiums received by Us; or
(2) Your Accumulation Value as of the first Valuation Date occurring on or next following the date on which Your request is received plus any charges that have been deducted.

* If the application for this policy indicates a replacement, the number of days is thirty days or longer if required by the applicable law in the state where this policy is issued for delivery.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

                [LOGO]                                 [LOGO]
               Secretary                              President

     INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                          READ YOUR POLICY CAREFULLY

ICC14-14904

                                     INDEX

Annual Report.................    23    Owner.........................     4
Beneficiary and Proceeds......    19    Payment Options............... 19-21
Cash Surrender Value.......... 11-12    Policy Loans.................. 17-18
Cash Value....................    11    Policy Values Provisions...... 10-14
Change of Ownership or
  Beneficiary.................    19    Premium Expense Charge........     5
Changing the Death Benefit
  Option......................     7    Premium Payments..............   4-5
Changing the Specified Amount.   6-7    Reinstatement................. 23-24
Cost of Insurance Rate Table..    26    Separate Account Provisions...   7-9
Date of Issue.................     4    Specified Amount..............     3
Death Benefit and Death
  Benefit Options.............   5-6    Suicide.......................    22
Death Benefit Corridor Rates..    27    Surrender Charges............. 28-29
Dollar Cost Averaging.........    16    Surrender, Full and Partial... 13-14
Entire Contract...............     4    Suspension and Deferral of
General Account...............     9      Payments Provision..........    17
General Provisions............ 21-24    Transfer Provisions........... 15-16
Grace Period..................    13    Valuation of Assets...........     8
Incontestability.............. 21-22    Valuation Dates...............     8
Investments of the Separate
  Account.....................     8    Valuation Units...............     8
Maturity Date.................     3    When This Policy Terminates...    23
Monthly Administration Fee....    12

                                  DEFINITIONS

 Company Reference. The words "We",     Preferred Plus. The term "Preferred
 "Our", "Us", or "Company" mean         Plus" means the cost of insurance is
 American General Life Insurance        based on the Insured's being an
 Company.                               exceptional mortality risk and a
                                        non-user of tobacco and/or other
 "You", "Your." The words "You" or      products that contain nicotine.
 "Your" mean the Owner of this policy.

 Home Office. Our office at 2727-A      Preferred. The term "Preferred" means
 Allen Parkway, Houston, Texas 77019;   the cost of insurance is based on the
 Mailing Address P.O. Box 1931,         Insured's being a significantly
 Houston, Texas 77210-1931.             better than average mortality risk.

 Written, In Writing. A written         Standard Plus. The term "Standard
 request or notice in acceptable form   Plus" means the cost of insurance is
 and content, which is signed and       based on the Insured's being a better
 dated, and received at Our Home        than average mortality risk.
 Office.
                                        Standard. The term "Standard" means
 Premium Class. We may offer any or     the cost of insurance is based on the
 all of the following Premium Classes.  Insured's being an average mortality
 The Premium Class of this policy is    risk.
 shown on the Policy Schedule as one
 or a combination of the following
 terms based on Our underwriting
 standards:

                                    NOTICE
                    This Policy Is A Legal Contract Between
                       The Policy Owner And The Company.

 ICC14-14904                        Page 2

 Tobacco. The term "Tobacco" means the  Prior to the policy anniversary
 cost of insurance is based on the      nearest the Insured's 18th birthday a
 Insured's being a user of tobacco      request for Non-Tobacco rates may be
 and/or other products that contain     submitted. (See "Rates on Policy
 nicotine.                              Anniversary Nearest Insureds 18th
                                        Birthday".)
 Non-Tobacco. The term "Non-Tobacco"
 means the cost of insurance is based   Special. The term "Special" means
 on the Insured's being a non-user of   "Sub-standard" or "Rated". This
 tobacco and/or other products that     means an extra amount is being
 contain nicotine.                      charged due to the Insured's health,
                                        occupation or avocation.
 Juvenile. The term "Juvenile" means
 the Insured's age nearest birthday
 was 17 or less on the Date of Issue.
 Cost of insurance rates stated in
 Juvenile policies for insurance ages
 18 and above are rates for users of
 tobacco and/or other products that
 contain nicotine. (Rates are not
 classified on the basis of the
 Insured's being a user or non-user of
 tobacco and/or other products that
 contain nicotine at ages 0
 through 17.)

 ICC14-14904                       Page 2A

                                POLICY SCHEDULE


Insured:                  John Doe             Policy Number:               000000000

Insurance Age:            35                   Date of Issue:             May 1, 2014

[Sex:                     Male]                Maturity Date:             May 1, 2100

Initial Specified Amount: $100,000.00          Death Benefit Option:              [1]

This Is A [Sex Distinct] Policy

Premium Class:                                 Standard Tobacco
Initial Premium:                               $2,152.52
Planned Periodic Premium:                      $2,152.52 Payable Annually
Monthly Deduction Day:                         [1st] Day Of Each Month

Minimum Specified Amount
(after a Decrease in Specified Amount):        [$100,000.00]

Minimum Partial Surrender:                     [$500.00]

Minimum Value that may be Retained in a
Division after a Partial Surrender:            [$500.00]

Minimum Guaranteed Interest Rate used in
  Calculating                                  Annual Effective
Accumulation Value of Amounts Allocated
  to General Account:                          2.00%


Mortality Table:                               2001 Commissioners Standard Ordinary
                                               [Male or Female,] Smoker or
                                               Nonsmoker, Ultimate ANB Mortality
                                               Table

Death Benefit Compliance Test:                 [Guideline Premium]

Separate Account:                              [VL-R]

Account Value Enhancement:                     [21st] Policy Year

Coverage may expire prior to the Maturity Date shown where either no premiums are paid following payment of the Initial Premium, or subsequent premiums are insufficient to continue coverage to such date. The duration of coverage will depend on: 1) the amount, timing and frequency of premium payments; 2) the interest crediting rate; 3) cost of insurance rates and expense charges; 4) cost of riders, if any; 5) any outstanding loan amount or partial surrenders;
6) policy changes that include policy increases or decreases; and 7) the investment experience of the Separate Account. These factors may require that more premium be paid or they may cause this policy to lapse prior to the Maturity Date. If coverage continues to the Maturity Date, there is the possibility that there may be little or no Cash Surrender Value to be paid on that date.

 [State] Insurance Department                 Telephone: [xxx-xxx-xxxx]

                       This Is A[n] [State Name] Policy

 ICC14-14904                        Page 3

Policy Schedule Continued - Policy Number      0000000000

 Additional Benefits Provided By Riders.......... Monthly Cost   Years Payable

 Guaranteed Minimum Death Benefit Rider..........  See Rider         [86]

 ICC14-14904                   Page 3 (Cont'd)

             Policy Schedule Continued - Policy Number 0000000000

Charges Deducted From The Separate Account

   Mortality and Expense Charge. Deductions from the Separate Account will be made at an annual rate not to exceed the rates stated below. The actual deduction will be made on a daily basis. The initial current rate on a daily basis is [0.000547%].

   Policy Years                 Current Annual Rate   Guaranteed Annual Rate
   1-10........................        [0.25%]                 0.70%
   11-20.......................        [0.25%]                 0.35%
   Thereafter..................        [0.00%]                 0.15%

Expense Charges:

   Premium Tax (If Applicable). Depending on the laws of the jurisdiction in which this policy was issued, and subject to future changes in residence, a percentage of each premium may be deducted for premium tax. Premium tax rates are subject to change. The premium tax rate for this policy on the Date of Issue is [0%].

   Premium Expense Charge Percentage:                  Current    Guaranteed
      [Policy Years 1-5..............................   [9.00%]      [10.00%]
      Policy Years 6-10..............................   [5.00%]      [10.00%]
      Policy Years 11& above]........................   [2.00%]      [10.00%]

                                                       Current    Guaranteed
   Monthly Administration Fee:....................... [$10.00]     [$ 10.00]
   Monthly Expense Charge:........................... [$23.00]
   Monthly Expense Charge Duration:
        First 5 Policy Years
        First 5 Years Of An Increase

Policy Charges and Fees

   Guaranteed Cost of Insurance Charges: See page 26

   Surrender Charges: See pages 28 and 29

   Partial Surrender Fee: [2.00%] of the amount withdrawn or [$25.00], if less

   Number of free transfers allowed in a policy year: [12]

   Transfer Fee: [$25.00]

 ICC14-14904                       Page 3A

             Policy Schedule Continued - Policy Number 0000000000

Policy Rules and Restrictions

   Transfer of Accumulation Value (Separate Account)

       Minimum amount which may be transferred: [$500.00]

       Minimum amount which must remain in a Division of the Separate Account (if the entire amount is not being transferred): [$500.00]

   Transfer of Accumulation Value (General Account)

       Percentage of the unloaned portion of the General Account that may be transferred: [25.00%]

       Amount that may be transferred: [$500.00]

   Dollar Cost Averaging (DCA)

       Accumulation Value must equal or exceed: [$5,000.00]

       DCA minimum transfer amount: [$100.00]

   Automatic Rebalancing

       Accumulation Value must equal or exceed: [$5,000.00]

 ICC14-14904                   Page 3A (Con't)

 Entire Contract. Your policy is a      Owner. The Owner is as stated in the
 legal contract that You have entered   application unless later changed.
 into with Us. You have paid the first  During the Insured's lifetime, the
 premium and have submitted an          Owner may exercise every right this
 application, a copy of which is        policy confers or We allow (subject
 attached. In return, We promise to     to the rights of any assignee of
 provide the insurance coverage         record). You may have multiple Owners
 described in this policy.              of this policy. In that case, the
                                        authorizations of all Owners are
 The entire contract consists of:       required In Writing for all policy
                                        changes except for transfers, premium
 1. This policy; and                    allocations and deduction
                                        allocations. We will accept the
 2. The attached riders, if any, that   authorization of one Owner for
    add benefits to this policy; and    transfers and changes in premium and
                                        deduction allocations. The Owner may
 3. The attached endorsements, if any;  be the same person as the Insured but
    and                                 does not have to be. If an Owner dies
                                        while this policy is in force and the
 4. The attached copy of Your           Insured is living, ownership rights
    application, and any attached       pass to a successor Owner recorded in
    amendments or attached              Our records, if any; otherwise,
    supplemental applications.          ownership rights pass to the estate
                                        of the Owner.
 Date of Issue. The Date of Issue of
 this policy is the date on which the
 first premium is due. The Date of
 Issue is also the date from which all
 policy years, anniversaries, and
 Monthly Deduction dates are
 determined.

                               PREMIUM PAYMENTS

 All premiums after the first are       Unscheduled Additional Premiums. You
 payable in advance. Premium payments   may pay unscheduled additional
 are flexible. This means You may       premiums at any time before the
 choose the amount and frequency of     Maturity Date shown on the Policy
 payments.                              Schedule. We may limit the number and
                                        amount of additional premiums. (See
 The actual amount and frequency of     "Maximum Premium" and "Maximum Net
 premium payments will affect the Cash Amount at Risk".) Any unscheduled Values and the amount and duration of payment will be applied as an
 insurance. Please refer to the         unscheduled additional premium unless
 "Policy Values Provisions" for a       You specifically state otherwise.
 detailed explanation.
                                        Maximum Premium. We reserve the right
 Planned Periodic Premiums. The amount  to refund any premium that would and frequency of the Planned Periodic  cause this policy to fail to qualify
 Premiums You selected are shown on     as life insurance under the Death
 the Policy Schedule. You may request   Benefit Compliance Test and under
 a change in the amount and frequency.  applicable tax laws. The test is
 We may limit the amount of any         shown on the Policy Schedule.
 increase. (See "Maximum Premium".)
 Payment of the Planned Periodic        Maximum Net Amount at Risk. We
 Premium may not be sufficient to keep  reserve the right to refund any
 Your policy in force until maturity.   premium that would cause an immediate
 You can choose a higher Planned        increase in the Net Amount at Risk
 Periodic Premium or an increase in     unless the Insured is living and
 the frequency of payments to keep      provides evidence of insurability
 Your policy in force. (See "Grace      satisfactory to Us. We may
 Period".)                              automatically effect a partial
                                        surrender or reduce the Death
                                        Benefit, both of which may have
                                        federal tax consequences, if the Net
                                        Amount at Risk exceeds Our
                                        limitations. Net Amount at Risk is
                                        the excess of the Death Benefit over
                                        the Accumulation Value of this policy.


 ICC14-14904                         Page 4

 Premium Expense Charge. The Premium    2. The date all requirements needed
 Expense Charge is calculated by           to place this policy in force have
 multiplying the premium paid (after       been satisfied, including
 the deduction of any state premium        underwriting approval and receipt
 tax) by the Premium Expense Charge        in the Home Office of the
 Percentage. The Premium Expense           necessary premium.
 Charge Percentage is adjustable, but
 will never be more than the            The initial Net Premium will remain
 guaranteed Premium Expense Charge      in the money market investment option
 Percentage shown on the Policy         until the first Valuation Date
 Schedule. No Premium Expense Charge    following the 15th day after it was
 will be deducted if the source of the  applied. Any additional Net Premiums
 premium is Cash Surrender Value from   received prior to the first Valuation
 another policy issued by the Company.  Date which follows the 15th day after
 (We refer to this as an internal       the initial Net Premium was applied
 rollover.)                             will be allocated to the money market
                                        investment option until such
 Net Premium. The term Net Premium as   Valuation Date. At that time, We will
 used in this policy means the premium  transfer the Accumulation Value to
 paid, less any applicable state        the selected investment option(s).
 premium tax and less the Premium       Each Net Premium received after such
 Expense Charge except as stated in     Valuation Date will be applied
 the "Premium Expense Charge"           directly to the selected investment
 provision.                             option(s) as of the Business Day
                                        received.
 Allocation of Net Premiums. The
 initial allocation of Net premiums is  Changes in the allocation of Net
 shown in the application for this      Premiums will be effective on the
 policy and will remain in effect       date We receive the Owner's notice.
 until changed by Written notice from   The allocation may be 100% to any
 the Owner. The percentage allocation   available option or may be divided
 for future Net Premiums may be         among several available options in
 changed at any time by Written notice. whole percentage points totaling 100%.

 The initial Net Premium will be        Where to Pay. You may make Your
 allocated to the money market          payments to Us at Our Home Office or
 investment option on the later of the  to an agent authorized by Us to
 following dates:                       receive such payment. All premium
                                        checks must be made payable to the
                                        Company. A receipt signed by an
                                        officer of the Company will be
                                        furnished upon request.

 1. The Date of Issue; or

                   DEATH BENEFIT AND DEATH BENEFIT OPTIONS

 Death Benefit Proceeds. If the         Guidelines for changing the Death
 Insured dies prior to the Maturity     Benefit Option or the Specified
 Date and while this policy is in       Amount will be found in the "Changing
 force, We will pay the Death Benefit   Your Insurance Policy" section.
 Proceeds to the Beneficiary. The
 Death Benefit Proceeds will be         Net premiums received before the date
 subject to:                            of death will not be refunded but
                                        will be included in the Accumulation
 1. The Death Benefit Option in effect  Value for purposes of calculating the
    on the date of death; and           Death Benefit Amount.

 2. Any increases or decreases made to
    the Specified Amount. The Initial
    Specified Amount is shown on the
    Policy Schedule.

 ICC14-14904                        Page 5

 Any premium received on or after the    Option 1. If You have chosen Option
 date of death will be refunded and      1, the Death Benefit Amount will be
 will not be included in the             the greater of:
 Accumulation Value for purposes of
 calculating the Death Benefit Amount.   1. The Specified Amount on the date
 The Death Benefit Proceeds will be         of death; or
 the Death Benefit Amount, after
 refunding any premium received on or    2. The greater of the Accumulation
 after the date of death, less any          Value and the Cash Value on the
 outstanding loan amount, plus any          date of death multiplied by the
 amounts that are payable under riders      applicable Death Benefit Corridor
 and will be subject to the other           Rate.
 provisions of the "Beneficiary and
 Proceeds" section.                      Option 2. If You have chosen Option
                                         2, the Death Benefit Amount will be
 Death Benefit Compliance Test. The      the greater of:
 Death Benefit Compliance Test is used
 to determine if a policy will qualify   1. The Specified Amount plus the
 as life insurance under applicable         Accumulation Value on the date of
 tax laws. The test which You have          death; or
 chosen is shown on the Policy
 Schedule. You cannot change Your        2. The greater of the Accumulation
 Death Benefit Compliance Test choice       Value and the Cash Value on the
 after the Date of Issue.                   date of death multiplied by the
                                            applicable Death Benefit Corridor
 Death Benefit Option. The Death            Rate.
 Benefit Option which You have chosen
 is shown on the Policy Schedule as      Death Benefit Corridor Rates are
 either Option 1 or 2.                   shown in the Death Benefit Corridor
                                         Rates table.

                        CHANGING YOUR INSURANCE POLICY

 You may request a change in Specified   remaining in effect after any
 Amount or Death Benefit Option at any   decrease cannot be less than the
 time except that a decrease in          greater of:
 Specified Amount may not become
 effective prior to the end of the       1. The Minimum Specified Amount
 first policy year. Your request must       (after a Decrease in Specified
 be submitted to Our Home Office In         Amount) shown on the Policy
 Writing. The change and its effective      Schedule; and
 date will appear in an endorsement to
 this policy.                            2. Any Death Benefit Amount required
                                            to qualify this policy as life
 Increasing the Specified Amount. We        insurance under applicable tax
 will require an application and            laws.
 evidence of insurability satisfactory
 to Us for any increase in Specified     Any such decrease will be applied in
 Amount. An increase will be effective   the following order:
 on the Monthly Deduction Day on or
 next following the date the             1. Against the Specified Amount
 application for increase is approved       provided by the most recent
 by Us. The effective date will appear      increase;
 in an endorsement to this policy.
                                         2. Against the next most recent
 Decreasing the Specified Amount. Any       increases successively;
 decrease will go into effect on the
 Monthly Deduction Day following the     3. Against the Specified Amount
 Business Day We receive the request.       provided under the original
 The Death Benefit Amount                   application.

 ICC14-14904                        Page 6

 Any reduction in Specified Amount          restrictions as outlined in the
 will be subject to any applicable          "Decreasing the Specified Amount"
 pro-rata surrender charges. The            provision, except that such
 pro-rata surrender charge is               decrease will not be subject to a
 calculated by multiplying the number       pro-rata surrender charge and the
 of thousands of Specified Amount           surrender charge will not change
 being surrendered by the appropriate       due to such decrease.
 rate shown in the Table of Surrender
 Charges per $1,000 of Specified         2. If You request a change from
 Amount. The pro-rata surrender charge      Option 2 to Option 1: The new
 will be deducted from the                  Specified Amount will be the
 Accumulation Value. The surrender          Specified Amount prior to the
 charges for the remainder of the           change plus the Accumulation Value
 Surrender Charge Period will be            as of the effective date of the
 reduced proportionally. However, if        change.
 the pro-rata surrender charge is
 greater than the Accumulation Value,    We will not require evidence of
 the Specified Amount decrease will      insurability for a change in the
 not be allowed.                         Death Benefit Option. The change will
                                         go into effect on the Monthly
 Changing the Death Benefit Option.      Deduction Day following the date We
 You may request a change from Option    receive Your request for change.
 1 to Option 2 or from Option 2 to
 Option 1.                               Changing the Terms of Your Policy.
                                         Any change in the terms of Your
 1. If You request a change from         policy must be approved in writing by
    Option 1 to Option 2: The new        the President, a Vice President, an
    Specified Amount will be the         Administrative Officer or the
    Specified Amount, prior to change,   Secretary of the Company. No agent
    less the Accumulation Value as of    has the authority to make any changes
    the effective date of the change,    or waive any of the terms of Your
    but not less than zero. Any such     policy.
    decrease in Specified Amount will
    be subject to the same guidelines
    and

                         SEPARATE ACCOUNT PROVISIONS

 Separate Account. The Separate          Investments of the Separate Account.
 Account shown on the Policy Schedule    The Separate Account is segmented
 is a segregated investment account      into Divisions. Each Division invests
 established by the Company under        in a single investment option. Net
 Texas law to separate the assets        Premiums will be applied to the
 funding the variable benefits from      Separate Account and allocated to one
 the class of policies to which this     or more Divisions. The assets of the
 policy belongs from the other assets    Separate Account are invested in the
 of the Company. That portion of the     investment option(s) listed on the
 assets of the Separate Account equal    application for this policy. From
 to the policy liabilities shall not     time to time, We may add additional
 be chargeable with liabilities          Divisions. We may also discontinue
 arising out of any other business We    offering one or more Divisions as
 may conduct. Income, gains and          provided in the "Rights Reserved by
 losses, whether or not realized from    Us" provision. You may make a change
 assets allocable to the Separate        in investment selections by
 Account are credited to or charged      contacting Our Home Office. You may
 against such Account without regard     make transfers to the additional
 to Our other income, gains or losses.   Divisions subject to the rules stated
                                         in the "Transfer Provision" section
                                         and any new rules or limitations
                                         which may apply to such additional
                                         Divisions.

 ICC14-14904                        Page 7

 If shares of any of the investment      (3) is a factor representing the
 options become unavailable for              Mortality and Expense Charge.
 investment by the Separate Account,
 or the Company's Board of Directors     The net asset value of an
 deems further investment in these       investment option's shares held in
 shares inappropriate, the Company may   each Division shall be the value
 limit further purchase of the shares    reported to Us by that investment
 or may substitute shares of another     option.
 investment option for shares already
 purchased under this policy as          Valuation Dates. Valuation of the
 provided in the "Rights Reserved by     various Divisions will occur on each
 Us" provision.                          Business Day during each month. If
                                         the underlying investment option is
 Valuation of Assets. The assets of      unable to value or determine the
 the Separate Account are valued as of   Division's investment in an
 each Valuation Date at their fair       investment option due to any of the
 market value in accordance with Our     reasons stated in the "Suspension and
 established procedures. The Separate    Deferral of Payments" provision, the
 Account Value as of any Valuation       Valuation Date for the Division with
 Date prior to the Maturity Date is      respect to the unvalued portion shall
 the sum of Your account values in       be the first Business Day that the
 each Division of the Separate Account   assets can be valued or determined.
 as of that date.
                                         Business Day. A Business Day is each
 Valuation Units. In order to            day during which the New York Stock
 determine policy values in the          Exchange is open for business. A
 Divisions We use Valuation Units        Business Day ends at 4:00 p.m.
 which are calculated separately for     Eastern Time. We will treat any
 each Division. The Valuation Unit       information or Written communications
 value for each Division will vary to    We receive after the close of a
 reflect the investment experience of    Business Day to have been received as
 the applicable investment option. The   of the next Business Day. For the
 Valuation Unit for a Division will be   purpose of collecting daily charges,
 determined on each Valuation Date for   a Business Day immediately preceded
 the Division by multiplying the         by one or more non-business calendar
 Valuation Unit value for the Division   days will include those non-business
 on the preceding Valuation Date by      days as part of that Business Day.
 the Net Investment Factor for that      For example, a Business Day which
 Division for the current Valuation      falls on a Monday will consist of a
 Date.                                   Monday and the immediately preceding
                                         Saturday and Sunday.
 Net Investment Factor. The Net
 Investment Factor for each Division     Minimum Value. The Minimum Value that
 is determined by dividing (1) by (2)    may be retained in a Division after a
 and subtracting (3), where:             partial surrender or transfer is
                                         shown on the Policy Schedule. If a
(1)  is the net asset value per          partial surrender causes the balance
     share of the applicable             in any Division to drop below such
     investment option as of the         minimum amount, the Company reserves
     current Valuation Date (plus        the right to transfer the remaining
     any per share amount of any         balance to the Money Market Division.
     dividend or capital gains           If a transfer causes the balance in
     distribution paid by the            any Division to drop below the
     investment option since the         minimum amount, the Company reserves
     last Valuation Date); and           the right to transfer the remaining
                                         balance in proportion to the transfer
(2)  is the net asset value per          request.
     share of the shares held in
     the Division as determined at
     the end of the previous
     Valuation Date; and

ICC14-14904                        Page 8

 Change of Investment Advisor or        5. Substitute for the shares held by
 Investment Objective. Unless              any Division the shares of another
 otherwise required by law or              Division or the shares of another
 regulation, the investment advisor or     investment company or any other
 any investment objective may not be       investment permitted by law;
 changed without Our consent.
                                        6. Make any changes as required by
 Rights Reserved by Us. Upon notice to     the Internal Revenue Code, or by
 You, this policy may be modified by       any other applicable law,
 Us, but only if such modification is      regulation or interpretation in
 necessary to:                             order to continue treatment of
                                           this policy as life insurance;
 1. Operate the Separate Account in
    any form permitted under the        7. Make any changes required to
    Investment Company Act of 1940 or      comply with the requirements of
    in any other form permitted by law;    any underlying investment option; or

 2. Transfer any assets in any          8. Make other changes in this policy
    Division to another Division, or       that in Our judgment are necessary
    to one or more other separate          or appropriate to ensure that this
    accounts;                              policy continues to qualify for
                                           tax treatment as life insurance,
 3. Add, combine or remove Divisions       or that do not reduce any Cash
    in the Separate Account, or            Surrender Value, Death Benefit
    combine the Separate Account with      Amount, Accumulation Value or
    another separate account;              other accrued rights or benefits.

 4. Make any new Division available to When required by law, We will obtain You on a basis to be determined by Your approval of changes and We will
    Us;                                 obtain approval from any appropriate
                                        regulatory authority.

                               GENERAL ACCOUNT

 The General Account is a fixed         except for surrender charges. We can
 account within Our general assets      use interest rates greater than the
 which We have established for:         Minimum Guaranteed Interest Rate to
                                        calculate the Accumulation Value of
 1. Any amounts transferred from the    amounts allocated to the General
    Divisions as a result of a loan;    Account.
    and
                                        We will apply a different rate of
 2. Any amounts the Owner allocated to  interest to that portion of the
    such Account.                       General Account that equals the
                                        outstanding loan amount. The interest
 The Minimum Guaranteed Interest Rate   rate applied to that portion of the
 used in calculating the Accumulation   General Account equal to the
 Value of amounts allocated to the      outstanding loan amount will be at an
 General Account is shown on the        annual effective rate of 4.00%.
 Policy Schedule. Interest credited to
 the Accumulation Value of amounts      Interest is credited monthly to the
 allocated to the General Account in    portion of the Accumulation Value
 excess of the Minimum Guaranteed       allocated to the General Account
 Interest Rate becomes nonforfeitable   using the annual effective rate,
                                        compounded daily.


 ICC14-14904                        Page 9

                           POLICY VALUES PROVISIONS

 Accumulation Value. The Accumulation   The Accumulation Value in any
 Value of Your policy is the total of   Division is determined by multiplying
 all values in the Divisions of the     the value of a Valuation Unit by the
 Separate Account and in the General    number of Valuation Units held under
 Account. The Accumulation Value        this policy in that Division.
 reflects:
                                        The value of the Valuation Units
 1. Net Premiums paid;                  equal to the amount being borrowed
                                        from the Separate Account will be
 2. Monthly Deductions;                 transferred to the General Account as
                                        of the Business Day that We receive
 3. The investment experience of the    the Written loan request.
    Divisions selected less the
    Mortality and Expense Charge;       Valuation Units are surrendered to
                                        reflect a partial surrender as of the
 4. Amounts allocated to the General    Business Day that We receive the
    Account, including interest earned Written request for partial surrender. on amounts in the General Account;
                                        On the Date of Issue. The
 5. Deductions due to partial           Accumulation Value on the Date of
    surrenders and any charges for      Issue will be:
    partial surrenders; and
                                        1. The Net Premium received; less
 6. Deductions, if any, resulting from
    decreases in Specified Amount.      2. The Monthly Deduction for the
                                           first policy month. (See "How We
 Net Premiums are allocated, in            Calculate a Monthly Deduction".)
 accordance with Your instructions, to
 the General Account or allocated to    The first Deduction Day is the Date
 the selected Divisions of the          of Issue. The Monthly Deduction Day
 Separate Account and converted to      is shown on the Policy Schedule.
 Valuation Units.
                                        On Each Monthly Deduction Day. On
 On each Monthly Deduction Day, a       each Monthly Deduction Day after the
 Monthly Deduction will be made by      Date of Issue, We will determine the
 reducing the unloaned portion of the   Accumulation Value as follows:
 General Account or redeeming
 Valuation Units from each applicable   1. Take the Accumulation Value as of
 Division in the same ratio as the         the last Monthly Deduction Day; and
 allocation of policy deductions in
 effect on the Monthly Deduction Day.   2. Add all Net Premiums received
 You must state In Writing in advance      since the last Monthly Deduction
 how Monthly Deductions should be made     Day; and
 if other than this method is to be
 used.                                  3. Add the interest earned for the
                                           month on the excess of the General
 If the unloaned portion of the            Account value on the last Monthly
 General Account or the balance in any     Deduction Day over any partial
 Division of the Separate Account is       surrenders and transfers made from
 insufficient to make a Monthly            the General Account since the last
 Deduction in this manner, We will         Monthly Deduction Day; and
 cancel Valuation Units from each
 applicable Division and reduce the
 unloaned portion of the General
 Account in the same ratio the Monthly
 Deduction bears to the unloaned
 Accumulation Value of Your policy.

 ICC14-14904                       Page 10

 4. Add any investment gain (or         Monthly Deductions May Be Made Only
    subtract any investment loss) on    if There is Sufficient Value. A
    the Divisions of the Separate       Monthly Deduction may be made only if
    Account since the last Monthly      the Cash Surrender Value
    Deduction Day as measured by the    (Accumulation Value less the
    change in the value of the          outstanding loan amount during the
    Valuation Units; and                first five policy years) is equal to
                                        or greater than the Monthly
 5. Subtract any partial surrenders     Deduction. The Accumulation Value
    made, any pro-rata surrender        will be reduced by the amount of each
    charges and any charges for         Monthly Deduction. If the Cash
    partial surrenders since the last   Surrender Value (Accumulation Value
    Monthly Deduction Day; and          less the outstanding loan amount
                                        during the first five policy years)
 6. Subtract the Monthly Deduction for  on a Monthly Deduction Day is not
    the policy month. (See "How We      sufficient to meet the Monthly
    Calculate a Monthly Deduction".)    Deduction for the current month, this
                                        policy will be subject to the "Grace
 On Any Valuation Date Other Than A     Period" provision and if applicable,
 Monthly Deduction Day. The             any rider attached to this policy
 Accumulation Value on any Valuation    that is designed to prevent lapsing.
 Date other than a Monthly Deduction
 Day will be the sum of:                Surrender Charge. Surrender charges
                                        will apply if this policy is
 1. The value of the General Account    surrendered or the Initial Specified
    as of the last Monthly Deduction    Amount is reduced during the
    Day;                                Surrender Charge Period. Surrender
                                        charges for any increases in
 2. Less any partial surrenders paid,   Specified Amount will apply if this
    any pro-rata surrender charges and  policy is surrendered or such any charges for partial surrenders  increases are reduced during the
    since the last Monthly Deduction    Surrender Charge Period of each
    Day;                                increase. The Surrender Charge Period
                                        will vary according to the Insured's
 3. Plus all Net Premiums received      age at issue (or age on the date of
    since the last Monthly Deduction    an increase) as shown in the Table of
    Day;                                Surrender Charges per $1,000 of
                                        Specified Amount.
 4. Plus the sum of the values of the
    Divisions of the Separate Account   You may make a request for surrender
    as of the last Monthly Deduction    at any time during the Insured's
    Day, plus the amount of any         lifetime before the Maturity Date.
    investment gain (or minus any       The amount being surrendered or
    investment loss) on the Divisions   reduced will terminate on the
    since the last Monthly Deduction    Valuation Date on or next following
    Day as measured by the change in    the date We receive the Written
    the value of the Valuation Units.   request for surrender or reduction.

 The Accumulation Value will never be   We will calculate: 1) a full
 less than zero.                        surrender; 2) a partial surrender; or
                                        3) a reduction in Specified Amount
 Cash Value. The Cash Value of this     due to a requested partial surrender
 policy will be equal to the            on the Valuation Date on or next
 Accumulation Value less the surrender  following the date We receive Your
 charge, if any.                        Written request.

 Cash Surrender Value. The Cash         How We Calculate a Monthly Deduction.
 Surrender Value of this policy will    Each Monthly Deduction includes:
 be equal to the Cash Value less any
 outstanding loan amount.               1. The cost of insurance provided by
                                           this policy; and

 ICC14-14904                       Page 11

 2. The charges for benefits provided     The Accumulation Value for the
    by riders; and                        Initial Specified Amount or any
                                          subsequent increase in Specified
 3. The Monthly Administration Fee; and   Amount is determined by the ratio of
                                          the Initial Specified Amount or the
 4. The Monthly Expense Charge, if any.   subsequent increase in Specified
                                          Amount to the total Specified Amount
 Account Value Enhancement. At the        (Initial plus increase).
 beginning of the policy year shown on
 the Policy Schedule (and at the          The total cost of insurance for this
 beginning of each policy year            policy will be the sum of the cost of
 thereafter), this policy will be         insurance for the Initial Specified
 eligible for an Account Value            Amount and any subsequent increases
 Enhancement ("Enhancement"). The         in Specified Amount.
 Enhancement amount will be calculated
 at the end of the policy year by         Charges for Benefits Provided by
 multiplying the unloaned Accumulation    Riders. All charges for benefits
 Value by the Enhancement Percentage.     provided by riders will be as stated
 The Enhancement amount will be           on the Policy Schedule or in an
 allocated using the premium              endorsement to this policy.
 allocation percentages in effect at
 that time. The annual report that We     Monthly Administration Fee. An
 will send to the Owner for the policy    administration fee will be deducted
 year immediately preceding the policy    monthly. The amount of the Monthly
 year stated on the Policy Schedule       Administration Fee may be adjusted,
 will indicate the Enhancement            but will never be greater than the
 Percentage, if any, which will be        guaranteed Monthly Administration Fee
 applied at the end of the policy year    shown on the Policy Schedule.
 shown on the Policy Schedule. Each
 annual report that follows will          Monthly Expense Charge. A Monthly
 indicate the Enhancement Percentage,     Expense Charge will be deducted
 if any, for the next policy year. The    monthly. Such charge applies to the
 same Enhancement Percentage will be      Initial Specified Amount and to any
 applied to all policies with the same    increase in Specified Amount. The
 calendar year of issue and the same      Monthly Expense Charge for the
 policy year.                             Initial Specified Amount is shown on
                                          the Policy Schedule. The duration of
 How We Calculate the Cost of             the charge for the Initial Specified
 Insurance for this Policy. We            Amount and any increase in Specified
 calculate the cost of insurance at       Amount is also shown on the Policy
 the beginning of each policy month on    Schedule. The Monthly Expense Charge
 the Monthly Deduction Day. The cost      any increase in Specified Amount will
 of insurance is determined as follows:   be provided in an endorsement to this
                                          policy. Any decrease in Specified
 1. Reduce the Death Benefit Amount by    Amount will not change the Monthly
    the amount of Accumulation Value      Expense Charge then in effect.
    allocated to the Initial Specified
    Amount or any increase in             Cost of Insurance Rate. The cost of
    Specified Amount on the Monthly       insurance rate for the Initial
    Deduction Day before the cost of      Specified Amount, and for each
    insurance deduction is taken, and     Specified Amount increase, is based
    after any applicable rider            on the Insured's:
    charges, the Monthly Expense
    Charge, if any, and the Monthly       1. Gender (if issued on a Sex
    Administration Fee are deducted;         Distinct basis);

 2. Multiply the difference by the        2. Age nearest birthday on each
    cost of insurance rate per $1,000        policy anniversary; and
    of Net Amount at Risk as provided
    in the "Cost of Insurance Rate"       3. Premium Class shown on the Policy
    provision; and                           Schedule associated with the
                                             Initial Specified Amount and
 3. Divide the result by 1000.               Premium Class associated with each
                                             increase in Specified Amount, if
                                             any, shown in subsequent
                                             endorsements.

 ICC14-14904                       Page 12

 We can use cost of insurance rates      Any payments sent by U.S. mail must
 that are lower than the guaranteed      be postmarked within the Grace Period
 rates. Any change in rates will apply   in order to keep Your policy in
 to all policies in the same rate        force. If the amount of premium
 class as this policy. The rate class    required to keep Your policy in force
 of this policy is determined on its     is not paid by the end of the Grace
 Date of Issue according to:             Period, this policy will terminate
                                         without value. However, We will give
 1. The calendar year of issue and       You at least 31 days written notice
    policy year; and                     prior to termination that Your policy
                                         is in the Grace Period. Such 31 days
 2. The plan of insurance; and           prior notice will be sent to You at
                                         Your last known address, and to the
 3. The amount of insurance; and         assignee(s) of record, if any. We
                                         will determine the amount of premium
 4. The age, gender and Premium Class    required to keep Your policy in force
    of the Insured if issued on a Sex    and advise You of that amount. The
    Distinct basis or the age and        premium required will be the sum of
    Premium Class if issued on a         the amount necessary to keep Your
    Gender Neutral basis.                policy in force for three additional
                                         months after the Grace Period, plus
 Changes in Rates, Charges and Fees.     the lesser of:
 This policy does not participate in
 Our profits or surplus. Any             1. The amount equal to the Monthly
 redetermination of the cost of             Deductions for the Grace Period; or
 insurance rates, interest rates used
 in calculating Accumulation Values of   2. The amount that satisfies the
 amounts allocated to the General           premium requirements of any rider
 Account, Mortality and Expense             that is designed to prevent
 Charges, Premium Expense Charge            lapsing.
 Percentages, Enhancement Percentage
 or Monthly Administration Fee will be   If death occurs during the Grace
 based on Our future expectations as     Period, Monthly Deductions through
 to mortality, persistency, expenses,    the policy month in which death
 investment earnings, reinsurance        occurred will be deducted from the
 costs, and any state and federal        proceeds.
 taxes. We will not change these rates
 or charges in order to recoup any       If a surrender request is received
 prior losses.                           within 31 days after the Grace Period
                                         commences, the Cash Surrender Value
 Grace Period. The Grace Period is the   payable will not be less than the
 61-day period that follows a Monthly    Cash Surrender Value on the Monthly
 Deduction Day or an annual loan         Deduction Day the Grace Period
 interest due date if:                   commenced. The Monthly Deduction for
                                         the policy month following such
 1. There is not enough Cash Surrender   Monthly Deduction Day will not be
    Value (Accumulation Value less       subtracted in the calculation of such
    policy loans and accrued loan        Cash Surrender Value.
    interest during the first five
    policy years) to pay the amount      Full Surrender. You may return Your
    due; and                             policy to Us and request its Cash
                                         Surrender Value at any time during
 2. The requirements, if applicable,     the Insured's lifetime before the
    of any rider attached to this        Maturity Date. The Cash Surrender
    policy that is designed to prevent   Value will be calculated as of the
    lapsing, have not been met.          Business Day We receive Your request.
                                         The Company may delay payment if the
 There is no Grace Period for any        "Suspension and Deferral of Payments"
 Monthly Deduction Day that occurs       provision is in effect.
 before the Initial Premium is paid.

 ICC14-14904                       Page 13

 Partial Surrender. At any time after   in any Division or in the unloaned
 the first policy year and prior to     portion of the General Account is
 the Maturity Date, You may request a   insufficient to make a partial
 partial surrender. The amount          surrender in this manner, We will
 available for a partial surrender is   cancel Valuation Units from each
 any amount up to the Cash Surrender    applicable Division and reduce the
 Value at the time of Your request.     unloaned portion of the General
 The partial surrender request must be  Account in the ratio the partial made In Writing prior to the Maturity  surrender request bears to the Cash
 Date during the Insured's lifetime.    Surrender Value of Your policy. You
 The Minimum Partial Surrender is       must state In Writing in advance how
 shown on the Policy Schedule.          partial surrenders should be made if
                                        other than this method is to be used.
 The amount being surrendered or
 reduced will terminate on the          Any partial surrender that causes a
 Valuation Date on or next following    reduction in Specified Amount will be
 the date We receive the Written        subject to any applicable pro-rata
 request for surrender or reduction.    surrender charges, and the remaining
 Valuation Units are surrendered to     surrender charge will be reduced
 reflect a partial surrender as of the  proportionally. In addition, there
 Business Day We receive the Written    will also be a Partial Surrender Fee
 request for partial surrender.         as shown on the Policy Schedule.

 A partial surrender will result in a   The Company may delay payment if the
 reduction of the Accumulation Value,   "Suspension and Deferral of Payments"
 Cash Value, and the Death Benefit      provision is in effect.
 Amount. The Accumulation Value and
 Cash Value will be reduced by the      Continuation of Insurance Coverage if
 amount of the partial surrender. The   Amount or Frequency of Premium
 reduced Death Benefit Amount will be   Payments is Reduced or if Premium
 determined in accordance with the      Payments are Discontinued. This
 "Death Benefit Option" provision. If   policy will remain in force as long
 Your Death Benefit Option is Option    as the requirements of any rider
 1, the Specified Amount will be        designed to prevent lapsing are met
 reduced by the amount of the partial   or the Cash Surrender Value
 surrender. The reduction in Specified  (Accumulation Value less any
 Amount will be subject to the same     outstanding loan amount during the
 guidelines and restrictions as         first five policy years) is greater
 outlined in the "Decreasing the        than zero. If You reduce the amount
 Specified Amount" provision. The       or frequency of premium payments, or
 Specified Amount remaining after this  if You discontinue payment of
 reduction must not be less than the    premiums and do not surrender this
 Minimum Specified Amount after a       policy, We will continue making
 Decrease in Specified Amount shown on  Monthly Deductions (as long as there
 the Policy Schedule. If Your Death     is sufficient value to make such
 Benefit Option is Option 2, the        deductions) until the Maturity Date.
 Specified Amount will not be reduced   This policy will remain in force
 by the amount of the partial           until the earliest of the following
 surrender. A requested partial         dates:
 surrender will not be allowed if it
 would cause a reduction in the Death   1. The Maturity Date (if there is
 Benefit Amount such that this policy      sufficient value to make Monthly
 would fail to qualify as life             Deductions to that date); or
 insurance under applicable tax laws.
                                        2. Full surrender of this policy; or
 A partial surrender will result in
 the cancellation of Valuation Units    3. The end of the Grace Period; or
 from each applicable Division and
 reduction of the unloaned portion of   4. Death of the Insured.
 the General Account in the same ratio
 as the Allocation of Policy
 Deductions in effect on the date of
 the partial surrender. If the number
 of Valuation Units

 ICC14-14904                       Page 14

                              TRANSFER PROVISIONS

 Transfer of Accumulation Value.        2. The total dollar amount withdrawn
 Transfers will be made as of the          from the General Account during
 Business Day We receive the Written       the prior policy year (whether the
 transfer request, subject to the          amount withdrawn was a partial
 restrictions that follow. If You          surrender for cash or was being
 elect to use the transfer privilege,      transferred to the Separate
 We will not be liable for a transfer      Account); or
 made in accordance with Your
 instructions. We reserve the right to  3. The amount shown on the Policy
 terminate, suspend or modify the          Schedule.
 transfer privilege, and to charge a
 Transfer Fee for each transfer in      Transfer of Accumulation Value
 excess of the number of free           (Separate Account) Prior to Payment
 transfers allowed in a policy year.    of an Accelerated Benefit. Upon
 Transfers under the Dollar Cost        approval of Your request for an
 Averaging or Automatic Rebalancing     Accelerated Benefit, We will transfer
 programs will not count toward the     the value of each of the Separate
 number of free transfers allowed in a  Account Divisions to the General
 policy year. The Transfer Fee and      Account. Such transfer of Your
 number of free transfers allowed in a  interest in a Separate Account
 policy year are shown on the Policy    Division prior to payment of an
 Schedule.                              Accelerated Benefit will not be
                                        subject to a Transfer Fee. If the
 Transfer of Accumulation Value         underlying investment option cannot
 (Separate Account). You may transfer   be valued, or We cannot determine the
 all or part of Your interest in a      Division's investment in an
 Division of the Separate Account       investment option, the unvalued
 subject to the following:              portion shall be valued and
                                        transferred on the first Business Day
 1. The minimum amount which may be     that the assets can be valued or
    transferred is shown on the Policy  determined. While You are receiving
    Schedule.                           Accelerated Benefit payments, all Net
                                        Premiums will be allocated to the
 2. If the entire amount in a Division  General Account and transfers out of
    of the Separate Account is not      the General Account will not be
    being transferred the minimum       allowed.
    which must remain is shown on the
    Policy Schedule.                    Transfer of Accumulation Value
                                        (Separate Account) on the Maturity
 Transfers between Separate Account     Date. The value of each of the
 Divisions result in the redemption of  Separate Account Divisions will be
 Valuation Units in one Division and    transferred to the General Account on
 the purchase of Valuation Units in     the Maturity Date, and the resulting
 the Division to which the transfer is  Cash Surrender Value paid to the
 made. We will not honor Your request   Owner if the Insured is living on
 for a transfer if the Separate         that date. If the underlying
 Account is unable to purchase shares   investment option cannot be valued,
 of an investment option for any        or We cannot determine the Division's
 reason.                                investment in an investment option on
                                        the scheduled Maturity Date, the
 Transfer of Accumulation Value         unvalued portion shall be valued and
 (General Account). A transfer from     transferred on the first Business Day
 the General Account to a Division of   that the assets can be valued or
 the Separate Account may be made       determined.
 during the 60 day period following
 each policy anniversary. The amount    Transfer of Your interest in a
 that may be transferred will be the    Separate Account Division on the
 greatest of the following amounts:     Maturity Date will not be subject to
                                        a Transfer Fee. Our right to defer
 1. The percentage of the unloaned      payment of values allocated to the
 portion of the General Account, shown  General Account for up to 6 months
 on the Policy Schedule, as of the      will not apply to values transferred
 policy anniversary;                    to the General Account under this
                                        provision.



 ICC14-14904                       Page 15

 Telephone Transfer and Allocation      4. DCA may not begin prior to the
 Privilege. If We have on file a           first Valuation Date following the
 completed telephone authorization         15th day after the initial Net
 form for telephone transactions, We       Premium is applied.
 will allow transfers and the
 percentage allocation for future Net   5. DCA will end when there is no
 Premiums and policy deductions to be      longer any value in the Separate
 changed by telephone at any time. We      Account Division from which DCA
 will honor instructions for Telephone     transfers were being made, or when
 Transactions from any person who          You request that DCA end.
 provides the correct information.
 There is a risk of possible loss to    6. While DCA is active, amounts
 You if unauthorized persons use this      applied to the DCA Separate
 service in Your name. Under Telephone     Account Division will be available
 Transactions, We are not liable for       for future dollar cost averaging
 any acts or omissions based upon          in accordance with the current DCA
 instructions that We reasonably           request.
 believe to be genuine, including
 losses arising from errors in the      7. There is no charge for DCA.
 communication of telephone
 instructions.                          8. DCA is not available if Automatic
                                           Rebalancing is active.
 Dollar Cost Averaging. Dollar Cost
 Averaging (DCA) is an automatic        Automatic Rebalancing. Automatic
 transfer of funds made periodically    Rebalancing occurs when funds are
 prior to the Maturity Date in          transferred by the Company among the
 accordance with Instructions from the  Separate Account Divisions so that
 Owner. DCA transfers will be made in   the values in each Division match the
 accordance with the Transfer           premium allocation percentages then
 provisions, except as provided below:  in effect. You may elect Automatic
                                        Rebalancing on a quarterly,
 1. DCA transfers may be made:          semi-annual or annual basis if Your
                                        Accumulation Value equals or exceeds
     a) On any day of the month except  the amount shown on the Policy
        the 29th, 30th or 31st;         Schedule. The date Automatic
                                        Rebalancing occurs will be based on
     b) On a monthly, quarterly,        the Date of Issue of Your policy. For
        semi-annual or annual basis;    example, if Your policy is dated
        and                             January 17, and You have elected
                                        Automatic Rebalancing on a quarterly
     c) From one Separate Account       basis, Automatic Rebalancing will
        Division to one or more of the  start on April 17, and will occur
        other Separate Account          quarterly thereafter. After Automatic
        Divisions. (The General         Rebalancing is elected, it will
        Account is not eligible for     continue until We are notified In
        DCA).                           Writing that it is to be
                                        discontinued. There is no charge for
 2. DCA may be elected only if the      Automatic Rebalancing. Automatic
    Accumulation Value at the time of   Rebalancing is not available if DCA
    election equals or exceeds the      is active.
    amount shown on the Policy
    Schedule.

 3. The minimum amount of each DCA
    transfer is shown on the Policy
    Schedule, or the remaining amount
    in the Separate Account Division
    from which the DCA transfer is
    being made, if less.

 ICC14-14904                       Page 16

                      SUSPENSION AND DEFERRAL OF PAYMENTS

 We reserve the right to defer payment   As to amounts allocated to the
 of any Death Benefit Amount, loan or    General Account, We may defer payment
 other distribution that comes from      of any Cash Surrender Value
 that portion of Your Accumulation       withdrawal or loan amount for up to 6
 Value that is allocated to the          months after We receive the request
 Separate Account, if:                   for such payments In Writing. Written
                                         notice of both the imposition and
 1. The New York Stock Exchange is       termination of any such deferral will
    closed other than customary          be given to the Owners, assignees of
    weekend and holiday closings, or     record and any irrevocable
    trading on the New York Stock        Beneficiaries.
    Exchange is restricted;
                                         Payments which were due to have been
 2. An emergency exists, as a result     made and which were deferred
    of which disposal of securities is   following the suspension of the
    not reasonably practicable or it     calculation of the Cash Surrender
    is not reasonably practicable to     Value will be made within thirty (30)
    fairly determine the Accumulation    days following the lifting of the
    Value; or                            suspension, and will be calculated
                                         based on the Valuation Date which
 3. The U.S. Securities and Exchange     immediately follows termination of
    Commission (SEC) by order permits    the suspension.
    the delay for the protection of
    Owners.

                                 POLICY LOANS

 You may borrow from Us, at any time     Obtaining a Loan. You may obtain a
 while this policy is in force, an       loan by Written request and
 amount which is equal to or less than   assignment of this policy as sole
 the policy's loan value. The loan       security for the loan. The Company
 value will be the Cash Surrender        may delay processing the loan request
 Value less an amount equal to 3         if the "Suspension and Deferral of
 Monthly Deductions. We reserve the      Payments Provision" is in effect.
 right to limit at any time the amount
 available for a loan to 90% of the      Effect of a Loan. When a loan is
 Accumulation Value. The minimum         made, an amount equal to the amount
 amount of each loan is $500 or, if      being borrowed from the Separate
 less, the entire remaining loan         Account will be transferred to the
 value. The value of the Valuation       General Account. A loan will result
 Units equal to the amount You borrow    in cancellation of units from each
 from the Separate Account will be       applicable Division and reduction of
 transferred to the General Account as   the unloaned portion of the General
 of the Business Day that We receive     Account according to the allocation
 Your Written loan request.              of the policy deductions then in
                                         effect. The resulting amount will be
 The outstanding loan amount equals:     added to the loaned portion of the
                                         General Account. If the number of
 1. The loan amount as of the            Valuation Units in any Division or
    beginning of the policy year; plus   unloaned portion of the General
                                         Account is insufficient for a loan to
 2. New loans; plus                      be made in this manner, We will
                                         cancel Valuation Units from each
 3. Accrued but unpaid loan interest;    applicable Division and reduce the
    minus                                unloaned portion of the General
                                         Account in the same ratio the loan
 4. Loan repayments.                     bears to the unloaned Accumulation
                                         Value of Your policy. You must state
 Except as provided in the "Grace        In Writing in advance which Division
 Period" provision, this policy will     units are to be canceled if a
 lapse at any time Your outstanding      different method is to be used.
 loan amount exceeds the Cash Value.
 However, at least 31 days' prior
 notice that Your policy is in the
 Grace Period must be mailed by Us to
 Your last known address and to the
 assignee of record, if any.

ICC14-14904                       Page 17

 Repayment of a loan will first be      Preferred Loans. A "Preferred Loan"
 allocated to the General Account       is a loan that is made at a net cost
 until You have repaid any loaned       to the Owner that is less than the
 amounts that were allocated to the     net cost of other loans. By "net
 General Account. You may tell Us how   cost" We mean the amount of interest
 to allocate repayments above that      charged for the loan less interest
 amount. If You do not tell Us, an      credited to the amount of the
 amount equal to the loan repayment     Accumulation Value equal to a loan.
 will be transferred from the General   Starting on the tenth policy
 Account to the Divisions in the same   anniversary, this policy will be
 ratio currently in effect for the      eligible for "Preferred Loans"
 allocation of Net Premiums. A loan,    subject to the following guidelines:
 whether or not repaid, will have a
 permanent effect on the Cash           1. The maximum amount eligible for
 Surrender Values and on the death         Preferred Loans during a policy
 benefits. If not repaid, any              year is restricted to the lesser
 outstanding loan amount will reduce       of the following values on the
 the amount of Death Benefit Proceeds      first day of such policy year:
 and the amount available upon
 surrender of this policy.                  a. The loan value; and

 Loan Interest. Except for Preferred        b. 10% of the Accumulation Value.
 Loans, the Annual Loan Interest Rate
 is 4.53%, due in advance. (This is     2. When a Preferred Loan is made,
 equivalent to an annual effective         loan interest to the next policy
 rate of 4.75%, paid at the end of the     anniversary is due in advance at
 policy year.) On each policy              an annual rate determined by Us of
 anniversary, loan interest for the        not less than 3.84% nor more than
 next year is due in advance. Interest     4.07%. (This is equivalent to an
 not paid when due will be added to        annual effective rate of not less
 the outstanding loan amount. (See         than 4.00% nor more than 4.25%
 "Preferred Loans".)                       respectively, paid at the end of
                                           the policy year.)
 Unpaid loan interest will be deducted
 at the end of each policy year from    How You May Repay a Policy Loan. You
 the investment options according to    may repay all or part of an
 the allocation of policy deductions    outstanding loan amount at any time,
 then in effect, and added to the       except that:
 loaned portion of the General
 Account. You must state In Writing in  1. Repayment may be made only while
 advance how unpaid loan interest          this policy is in force and prior
 should be deducted if other than this     to the death of the Insured; and
 method is to be used.
                                        2. A partial repayment must be at
 If the number of Valuation Units in       least $100.00; and
 any Division or unloaned portion of
 the General Account is insufficient    3. You must specify the payment is to
 to deduct unpaid loan interest in         repay all or part of the
 this manner, We will cancel Valuation     outstanding loan amount.
 Units from each applicable Division
 and reduce the unloaned portion of     We Can Delay Payment. We can delay
 the General Account in the same ratio lending You money for up to 6 months. the unpaid loan interest bears to the However, We cannot delay lending You
 unloaned Accumulation Value of Your    money if the amount is to be used to
 policy.                                pay a premium to Us.

 We will credit interest monthly on
 the loaned portion of the General
 Account at an annual effective rate
 of 4.0%.

 ICC14-14904                       Page 18

                           BENEFICIARY AND PROCEEDS

 Beneficiary. The Beneficiary as named   1. The Maturity Date; or
 in the application, or later changed
 by You, will receive the proceeds       2. Exercise of the full surrender
 upon the death of the Insured. Unless      benefit; or
 You have stated otherwise, proceeds
 will be paid as follows:                3. The Insured's death.

 1. If any Beneficiary dies while the    The proceeds on the Maturity Date
    Insured is living, that              will be the Cash Surrender Value
    Beneficiary's interest will pass     provided coverage is not continued
    to any other Beneficiaries We        beyond the Maturity Date. (See
    determine are entitled to payment;   "Option to Extend Coverage".) The
    or                                   proceeds payable on the Insured's
                                         death will be the Death Benefit
 2. If there is no Beneficiary upon      Amount, after refunding any premium
    the death of the Insured (and        received after the date of death,
    there is no provision to the         less any outstanding loan amount and
    contrary), proceeds will be paid     will be subject to the other
    in one sum to the Owner, if          provisions of the "Beneficiary and
    living; otherwise proceeds will be   Proceeds" section.
    paid to the Owner's estate.
                                         All proceeds and partial surrender
 Common Disaster. If We cannot           benefits are subject to the
 determine whether a Beneficiary or      provisions of the "Payment Options"
 the Insured died first in a common      section and the other provisions of
 disaster, We will assume that the       this policy. Full payment of policy
 Beneficiary died first. Proceeds will   proceeds to the person(s) designated
 be paid on this basis unless We         to receive such policy proceeds
 receive Your Written request prior to   discharges Us from all claims.
 the death of the Insured that
 provides otherwise.                     Due Proof of Death. Due Proof of
                                         Death means any written proof which
 Proceeds. Proceeds mean the amount      includes a certified copy of the
 payable on:                             death certificate or other lawful
                                         evidence providing equivalent
                                         information.

                      CHANGE OF OWNERSHIP OR BENEFICIARY

 You may change the Owner or the         when We have received the change.
 Beneficiary at any time during the      However, after the change is
 lifetime of the Insured unless the      received, it will be deemed effective
 previous designation provides           as of the date You signed the Written
 otherwise. However, an irrevocable      request for change, unless You
 beneficiary cannot be changed without   specify otherwise. The change will be
 the consent of such irrevocable         subject to any payment made or action
 beneficiary. To do so, send a Written   taken by Us before We receive the
 request to Our Home Office. The         request.
 change will go into effect

                               PAYMENT OPTIONS

 Proceeds are payable in one sum.        provided by immediate annuity
 Instead of being paid in one sum, all   purchase rates offered by the Company
 or part of the proceeds may be          at the time the Payment Option
 applied under any of the Payment        payments are to begin.
 Options described below. In addition
 to these options, other methods of      The monthly payment for each $1,000
 payment may be chosen with Our          of proceeds applied to purchase a
 consent. The amount applied to          Payment Option will be furnished upon
 purchase a Payment Option will not be   request.
 less than would be

 ICC14-14904                       Page 19

 Payment Contract. When proceeds        Option 4. Proceeds Left at Interest.
 become payable under a Payment         Proceeds may be left on deposit with
 Option, a Payment Contract will be     Us for any period up to 30 years.
 issued to each payee. The Payment      Interest earned on the proceeds may
 Contract will state the rights and     be:
 benefits of the payee. It will also
 name those who are to receive any      1. Left on deposit to accumulate with
 balance unpaid at the death of the        interest; or
 payee.
                                        2. Paid in installments at the rate
 Election of Options. The Owner may        for each $1,000 of proceeds of
 elect or change any Payment Option        $10.00 annually, $4.99
 while the Insured is living, subject      semiannually, $2.49 quarterly or
 to the provisions of this policy.         $0.83 monthly.
 This election or change must be In
 Writing. Within 60 days after the      Upon the death of the payee, or at
 Insured's death, a payee entitled to   the end of the specified period, any
 proceeds in one sum may elect to       balance left on deposit will be paid
 receive proceeds under any option,     in a lump sum or under Options 1, 2
 subject to the limitations stated in   or 3.
 the "Availability of Options"
 provision.                             Interest Rates. The guaranteed rate
                                        of interest for proceeds held under
 Option 1. Payments for a Specified     all Payment Options is 1% compounded
 Period:                                annually. We may use a higher rate of
 Equal monthly payments will be made    interest. We will determine the
 for a specified period.                higher rate.

 Option 2. Payments of a Specified      Payments. The first payment under
 Amount:                                Options 1, 2 and 3 will be made when
 Equal monthly payments of a specified  the claim for settlement has been
 amount will be made. Each payment      approved. Payments after the first
 must be at least $60 a year for each   will be made according to the manner
 $1,000 of proceeds applied. Payments   of payment chosen. Interest under
 will continue until the amount         Option 4 will be credited from the
 applied, with interest, has been paid  date of death and paid or added to
 in full.                               the proceeds as provided in the
                                        Payment Contract.
 Option 3. Payments for Life with
 Period Certain: Equal monthly          Availability of Options. If the
 payments will be made for a specified  proposed payee is not a natural
 period, and will continue after that   person, payment options may be chosen
 period for as long as the payee        only with Our consent. If this policy
 lives. The specified period may be     is assigned, We will have the right
 10, 15 or 20 years. If issued on a     to pay the assignee in one sum the
 Sex Distinct basis, payments are       amount to which the assignee is
 calculated based on the Annuity 2000   entitled. Any balance will be applied
 Male or Female Tables adjusted by      according to the option chosen.
 projection scale G (adjusted by 50%
 of projection scale G for females and The amount to be applied under any 100% of projection scale G for males) one option must be at least $2,000.
 for 20 years. If issued on a Gender    The payment elected under any one
 Neutral basis, payments are            option must be at least $20. If the
 calculated based on the Annuity 2000   total policy proceeds are less than
 Male and Female Tables adjusted by     $2,000 payment will be made in a lump
 projection scale G (adjusted by 50%    sum.
 of projection scale G for females and
 100% of projection scale G for males)
 for 20 years, with Gender Neutral
 rates based on 60% female and 40%
 male.

ICC14-14904                       Page 20

 Evidence That Payee is Alive. Before   the rate of interest used in
 making any payment under any Payment   determining monthly income. Under
 Option, We may ask for proof that the  Option 2, the amount will be the
 payee is alive. If proof is            entire unpaid balance.
 requested, no payment will be made or
 considered due until We receive proof. Withdrawal of Proceeds Under Option
                                        4. A payee will have the right to
 Death of a Payee. If a payee dies,     withdraw proceeds left under Option 4
 any unpaid balance will be paid as     subject to the following rules:
 stated in the Payment Contract. If
 there is no surviving payee named in   1. The amount to be withdrawn must be
 the Payment Contract, We will pay the     $500 or more; and
 estate of the payee:
                                        2. A partial withdrawal must leave a
 1. Under Options 1 and 3: The value       balance on deposit of $1,000 or
    of the remaining payments for the      more.
    specified period as of the date We
    receive Written notification of     Withdrawals May Be Deferred. We may
    death, discounted at the rate of    defer payment of any withdrawal for
    interest used in determining the    up to 6 months from the date We
    amount of the monthly payment.      receive a withdrawal request.

 2. Under Options 2 and 4, the balance  Assignment. Payment Contracts may not
    of any proceeds remaining unpaid    be assigned.
    with accrued interest, if any.
                                        Change in Payment. The right to make
 Withdrawal of Proceeds Under Options   any change in payment is available
 1 and 2. If provided in the Payment    only if the Payment Contract provides
 Contract, a payee will have the right  for a change in payment.
 to withdraw the entire unpaid balance
 under Options 1 and 2. Under Option    Claims of Creditors. To the extent
 1, the amount will be the value of     permitted by law, proceeds will not
 the remaining payments for the         be subject to any claims of a payee
 specified period discounted at         or a Beneficiary's creditors.

                              GENERAL PROVISIONS

 Assigning Your Policy. During the      copy and return the other. We will
 lifetime of the Insured, unless        not be responsible for the validity
 restricted by federal tax law, You     or tax consequences of any assignment.
 may assign this policy as security
 for an obligation. We will not be      Incontestability. We rely on the
 bound by an assignment unless it is    statements made in the application
 received In Writing at Our Home        for this policy and any amendments of
 Office. Your rights and those of any   application, supplemental
 other person referred to in this       applications, and applications for
 policy will be subject to the          any reinstatements or increases in
 assignment. The assignment, unless     Specified Amount. These statements,
 You specify otherwise, will take       in the absence of fraud, are
 effect on the date that You signed     considered representations and not
 the notice of assignment, subject to   warranties. No statement may be used
 any payments made or actions taken by  in defense of a claim under this
 Us before We receive such assignment.  policy unless it is in such
 Two copies of the assignment must be   applications.
 submitted. We will retain one

 ICC14-14904                       Page 21

 Except as stated below, We cannot      Age or Gender Incorrectly Stated (Age
 contest this policy after it has been  Incorrectly Stated if Issued on a
 in force during the Insured's          Gender Neutral Basis). If the: (1)
 lifetime for two years from the Date   age or gender of the Insured (if this
 of Issue.                              policy was issued on a Sex Distinct
                                        basis); or (2) age of the Insured (if
 Exceptions:                            this policy was issued on a Gender
                                        Neutral basis) has been misstated to
 1. We cannot contest any claim         Us, We will adjust the Death Benefit
    related to an increase in           Amount on the date of death to that
    Specified Amount during the         which would have been purchased by
    Insured's lifetime after such       the Monthly Deduction for the policy
    increase has been in effect for     month of death at the correct cost of
    two years from the Date of Issue    insurance rate. By age, We mean age
    of such increase.                   nearest birthday as of the Date of
                                        Issue.
 2. If this policy is reinstated, We
    cannot contest this policy during   Statutory Basis of Policy Values. The
    the Insured's lifetime after it     Cash Values and paid-up nonforfeiture
    has been in force for two years     benefits available under this policy
    from the date of such               are not less than the minimum values
    reinstatement.                      and benefits required by or pursuant
                                        to the NAIC Variable Life Insurance
 We can contest a reinstatement or an   Regulation, model #270 using
 increase in Specified Amount for a     Actuarial Guideline XXIV.
 2-year period following the date of
 such increase or reinstatement solely  The calculation of minimum Cash
 on the basis of the information        Values, nonforfeiture benefits and
 furnished in the application for such  Guaranteed Monthly Cost of Insurance
 reinstatement or increase.             rates are based on the Mortality
                                        Table shown on the Policy Schedule
 This 2-year limitation does not apply  for the appropriate gender (if this
 to benefits provided by any            policy was issued on a Sex Distinct
 Disability or Accidental Death         basis) and age nearest birthday.
 Benefit rider, or to the nonpayment
 of premium.                            A detailed statement of the method of
                                        computing values has been filed with
 Suicide Exclusion. If the Insured      the Interstate Insurance Product
 takes his or her own life, while sane  Regulation Commission.
 or insane, within two years from the
 Date of Issue or the date We approve   Conformity With Interstate Insurance
 Your reinstatement application, We     Product Regulation Commission
 will limit the Death Benefit Proceeds  Standards. This policy was approved
 to the premiums paid less any          under the authority of the Interstate
 outstanding loan amount and less any   Insurance Product Regulation
 partial surrenders paid.               Commission and issued under the
                                        Commission standards. Any provision
 If there are any increases in          of this policy that is in conflict
 Specified Amount a new 2-year period   with Interstate Insurance Product
 shall apply to each increase           Regulation Commission Standards for
 beginning on the date of each          this product type is hereby amended
 increase. If the Insured takes his or  to conform to the Interstate
 her own life, while sane or insane,    Insurance Product Regulation
 within two years from the date of an   Commission Standards for this product
 increase in Specified Amount, the      type as of the provision's effective
 portion of the Death Benefit Proceeds  date.
 attributable to such increase will be
 the costs of insurance associated
 with such increase.

 ICC14-14904                       Page 22

 No Dividends. This policy will not     4. The Grace Period ends; and
 pay dividends. It will not
 participate in any of Our surplus or       a) There is insufficient Cash
 earnings.                                     Surrender Value (Accumulation
                                               Value less any outstanding
 Annual Report. We will send You at            loan amount during the first
 least once a year, without charge, an         five policy years) to cover a
 annual report which shows the                 Monthly Deduction; and
 following:
                                            b) The requirements of any rider
 1. The beginning and the end dates of         designed to prevent this
    the reporting period; and                  policy from lapsing have not
                                               been met.
 2. Premiums paid; and
                                        Reinstatement. "Reinstating" means
 3. Transfers; and                      placing Your policy in force after it
                                        has terminated at the end of the
 4. Expense charges and any charges     Grace Period. We will reinstate this
    for partial surrenders deducted;    policy if We receive:
    and
                                        1. Your Written request within five
 5. The cost of insurance deducted; and    years after the end of the Grace
                                           Period and before the Maturity
 6. Partial surrender benefits paid to     Date; and
    You; and
                                        2. Evidence of insurability
 7. Any outstanding loan amount; and       satisfactory to Us; and

 8. Charges for riders, if any,         3. Payment of enough premium to keep
    deducted; and                          this policy in force for three
                                           months; and
 9. Separate Account Unit Values; and
                                        4. Payment or reinstatement of any
 10.The Cash Surrender Values and          outstanding loan amount.
    Accumulation Values at the
    beginning and at the end of the     The reinstated policy will be in
    reporting period; and               force from the Monthly Deduction Day
                                        on or following the date We approve
 11.The Death Benefit Amount.           the reinstatement application.

 Illustration or Quote Request. At any  The original "Table of Surrender
 time while this policy is in force,    Charges per $1,000 of Specified
 the Owner may request from Us an       Amount" will apply to a reinstated
 illustration or quote of policy        policy. The Accumulation Value at the
 values. We will provide an             time of reinstatement will be:
 illustration only if permitted. A
 reasonable fee, not to exceed $50.00,  1. The surrender charge deducted at
 may be charged for additional             the time of lapse (such charge not
 illustrations or quotes requested in      being greater than the
 the same policy year.                     Accumulation Value at the time of
                                           lapse before the surrender charge
 When This Policy Terminates. This         was applied); plus
 policy will terminate if:
                                        2. The Net Premium allocated in
 1. You request that this policy be        accordance with the premium
    terminated; or                         allocation percentages at the time
                                           of lapse unless the reinstatement
 2. The Insured dies; or                   application provides otherwise,
                                           using Unit Values as of the date
 3. This policy matures; or                of reinstatement; plus

 ICC14-14904                       Page 23

3. Any outstanding loan amount repaid    5. Partial surrenders will be allowed;
   or reinstated; less
                                         6. New loans will be permitted;
4. The Monthly Deduction for one
   month.                                7. Interest on any outstanding loan
                                            amount will continue to accrue in
The dollar amount of any surrender          the same manner as stated in the
charge reinstated will be the same as       "Policy Loans" provisions and You
the dollar amount of surrender charge       may repay all or part of an
at the time of lapse, and will be           outstanding loan amount at any
reinstated into the Divisions and the       time as stated in the "Policy
General Account from which it was           Loans" provisions;
deducted at the time of lapse using
Unit Values as of the date of            8. The value of each of the Separate
reinstatement.                              Account Divisions will be
                                            transferred to the General Account
If a person other than the Insured is       on the Maturity Date. If the
covered by a rider attached to this         underlying investment option
policy, coverage will be reinstated         cannot be valued, or We cannot
according to that rider.                    determine the Division's
                                            investment in an investment option
Option to Extend Coverage. You may          on the scheduled Maturity Date,
elect to extend the Maturity Date           the unvalued portion shall be
stated on the Schedule Page (Maturity       valued and transferred on the
Date), as follows:                          first Business Day that the assets
                                            can be valued or determined.
   If the Insured is living on the          Unless You have elected to extend
   Maturity Date, coverage will be          the Maturity Date, the resulting
   continued until the date of death        Cash Surrender Value will be paid
   of the Insured.                          to You if the Insured is living on
                                            that date; and
To elect this option, You must submit
a Written request to the Company on a    9. The Accumulation Value will
form acceptable to Us, at least 30          continue to be determined as
days prior to the original Maturity         stated in this policy, subject to
Date.                                       item 3 above.

Starting on the original Maturity        After this option is elected, it may
Date:                                    not be revoked.

1. The Death Benefit Amount for this     Policy Changes and Extending
   policy will be equal to this          Coverage. We will not permit a change
   policy's Death Benefit Amount in      to this policy that would result in
   effect on the day prior to the        this policy's not meeting the
   Maturity Date, and if based all,      definition of life insurance under
   or in part, on the Accumulation       Section 7702 of the Internal Revenue
   Value, will be adjusted by future     Code. The 2001 CSO Mortality Tables
   changes in the Accumulation Value.    provide a stated termination date of
   The Death Benefit Amount will         age 121. The Option to Extend
   never be less than the                Coverage, described above, allows
   Accumulation Value;                   this policy to continue beyond age
                                         121. The tax consequences of
2. Unless otherwise stated in a rider    extending the Maturity Date beyond
   attached to this policy, coverage     the age 121 termination date of the
   under any riders attached to this     2001 CSO Mortality Tables are
   policy will not be extended;          unclear. You should consult Your
                                         personal tax advisor about the effect
3. No Monthly Deductions will be made;   of any change to Your policy as it
                                         relates to Section 7702 and the
4. A new premium payment will not be     termination date of the Mortality
   accepted unless it is required to     Tables.
   keep this policy in force under
   the Grace Period provision;

 ICC14-14904                       Page 24

 Rates on Policy Anniversary Nearest    3. Interest will accrue at the
 Insureds 18th Birthday (For Insureds      effective annual rate determined
 age 17 or Less on Date of Issue). If      in item 2 above, plus additional
 the Insured's age, nearest birthday,      interest at a rate of 10% annually
 is 17 or less on the Date of Issue of     beginning with the date that is 31
 this policy, Tobacco rates will be        calendar days from the latest of
 used starting on the policy               items a, b and c below to the date
 anniversary nearest the Insured's         the claim is paid, where it is:
 18th birthday, except as follows.
 Prior to the anniversary nearest the       a. The date that Due Proof of
 Insured's 18th birthday, a Written            Death is received by the
 statement signed by the Owner, may be         Company;
 submitted to the Company requesting
 that Non-Tobacco rates be made             b. The date the Company receives
 effective. The statement must include         sufficient information to
 the date the Insured last used                determine its liability, the
 tobacco and/or other products that            extent of the liability, and
 contain nicotine, or state that the           the appropriate payee legally
 Insured has never used tobacco and/or         entitled to the proceeds; and
 other products that contain nicotine,
 whichever applies. If the request is       c. The date that legal
 approved, Non-Tobacco rates will be           impediments to payment of
 made effective on the policy                  proceeds that depend on the
 anniversary nearest the Insured's             action of parties other than
 18th birthday. Otherwise, Tobacco             the Company are resolved and
 rates will apply. We will send a              sufficient evidence of the
 notice to the Owner at least 60 days          same is provided to the
 prior to the policy anniversary               Company. Legal impediments to
 nearest the Insured's 18th birthday           payment include, but are not
 that a request for Non-Tobacco rates          limited to: (1) the
 may be submitted.                             establishment of guardianships
                                               and conservatorships; (2) the
 Interest Payable on Death Benefit             appointment and qualification
 Proceeds.                                     of trustees, executors and
 Interest is paid on the Death Benefit         administrators; and (3) the
 Proceeds as follows:                          submission of information
                                               required to satisfy any state
 1. Interest will accrue and be                and federal reporting
    payable from the date of death.            requirements.

 2. Interest will accrue at the rate
    or rates applicable to this policy
    for funds left on deposit. In
    determining the effective annual
    rate or rates, We will use the
    rate in effect on the date of
    death.

 ICC14-14904                       Page 25

               TABLE OF GUARANTEE MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

  ATTAINED AGE          [MALE]      [FEMALE]        ATTAINED AGE         [MALE]       [FEMALE]
Nearest Birthday                                  Nearest Birthday
(On Each Policy                                    (On Each Policy
  Anniversary)                                      Anniversary)
      [0               $0.08087     $ 0.04001             60            $ 1.36961     $ 1.17306
       1                0.04668       0.02917             61              1.50971       1.26704
       2                0.03250       0.02166             62              1.67901       1.37300
       3                0.02250       0.01666             63              1.86747       1.47912
       4                0.01750       0.01583             64              2.06067       1.59133
       5                0.01750       0.01500             65              2.25178       1.71394
       6                0.01833       0.01500             66              2.43648       1.84442
       7                0.01833       0.01750             67              2.61646       1.99137
       8                0.01833       0.01750             68              2.80636       2.15316
       9                0.01916       0.01750             69              2.99499       2.32904
      10                0.01916       0.01833             70              3.22406       2.52598
      11                0.02250       0.01916             71              3.47559       2.75106
      12                0.02750       0.02250             72              3.81896       3.00019
      13                0.03250       0.02500             73              4.16563       3.26925
      14                0.03917       0.02750             74              4.51739       3.56544
      15                0.05085       0.02917             75              4.92848       3.86451
      16                0.06169       0.03250             76              5.36857       4.19202
      17                0.07253       0.03417             77              5.88039       4.54567
      18                0.09255       0.04167             78              6.47624       4.92848
      19                0.10089       0.04501             79              7.15987       5.34445
      20                0.10590       0.04834             80              7.89664       5.79500
      21                0.11091       0.05085             81              8.73001       6.43366
      22                0.11675       0.05418             82              9.57996       7.13336
      23                0.12176       0.05585             83             10.48131       7.82099
      24                0.12844       0.06002             84             11.47340       8.56690
      25                0.13595       0.06419             85             12.65672       9.32569
      26                0.14263       0.06752             86             13.97298       9.96389
      27                0.15098       0.07253             87             15.41343      10.98682
      28                0.15181       0.07670             88             16.95661      12.02143
      29                0.15098       0.08254             89             18.58588      13.07590
      30                0.15014       0.08588             90             20.28329      13.93905
      31                0.15014       0.09338             91             21.84585      14.12783
      32                0.15181       0.09923             92             23.47278      14.90372
      33                0.15599       0.10674             93             25.19045      16.17044
      34                0.16183       0.11592             94             27.01232      17.81679
      35                0.16684       0.12760             95             29.07896      20.37422
      36                0.17603       0.13762             96             30.94917      22.78736
      37                0.18605       0.14931             97             32.96994      25.28839
      38                0.20026       0.15682             98             35.16089      25.41070
      39                0.21446       0.16684             99             37.54290      26.66310
      40                0.23118       0.17686            100             40.13846      28.86393
      41                0.25291       0.18856            101             42.16118      31.28428
      42                0.27800       0.20276            102             44.35044      34.03663
      43                0.30811       0.21947            103             46.71561      37.09877
      44                0.34410       0.23870            104             49.28153      40.55794
      45                0.38177       0.26127            105             52.71442      45.14543
      46                0.41696       0.28636            106             56.53232      50.13484
      47                0.45635       0.31815            107             60.80009      55.58907
      48                0.47814       0.35749            108             65.59222      61.47237
      49                0.50330       0.40188            109             71.01473      68.08690
      50                0.53938       0.45048            110             77.18885      75.45232
      51                0.58219       0.50330            111             77.77101      76.18750
      52                0.64099       0.56120            112             78.35992      76.93363
      53                0.70740       0.62251            113             78.95572      77.69097
      54                0.79071       0.68974            114             79.55852      78.45980
      55                0.88507       0.76041            115             80.16846      79.24039
      56                0.98122       0.83619            116             80.78569      80.03303
      57                1.08342       0.91711            117             81.41032      80.83801
      58                1.16375       0.99557            118             82.04252      81.65565
      59                1.25687       1.08257            119             82.68243      82.48627
                                                         120             83.33000     83.33000]

The rates shown above represent the guaranteed (maximum) monthly cost of insurance for each $1,000 of Net Amount at Risk. If this policy has been issued in a special (rated) premium class, the guaranteed monthly cost will be calculated as shown on the Policy Schedule.

ICC14-14904                          Page 26                                 (S)

                          DEATH BENEFIT CORRIDOR RATES
                          BASED ON [GUIDELINE PREMIUM]

  ATTAINED AGE              [RATE]             ATTAINED AGE              [RATE]
Nearest Birthday                             Nearest Birthday
(On Each Policy                               (On Each Policy
  Anniversary)                                 Anniversary)
     [0-40                   2.50                     60                  1.30
       41                    2.43                     61                  1.28
       42                    2.36                     62                  1.26
       43                    2.29                     63                  1.24
       44                    2.22                     64                  1.22
       45                    2.15                     65                  1.20
       46                    2.09                     66                  1.19
       47                    2.03                     67                  1.18
       48                    1.97                     68                  1.17
       49                    1.91                     69                  1.16
       50                    1.85                     70                  1.15
       51                    1.78                     71                  1.13
       52                    1.71                     72                  1.11
       53                    1.64                     73                  1.09
       54                    1.57                     74                  1.07
       55                    1.50                   75-90                 1.05
       56                    1.46                     91                  1.04
       57                    1.42                     92                  1.03
       58                    1.38                     93                  1.02
       59                    1.34                     94                  1.01
                                                     95+                 1.00]


ICC14-14904                          Page 27

           TABLE OF SURRENDER CHARGES PER $1,000 OF SPECIFIED AMOUNT

The following charges apply to each $1,000 of Initial Specified Amount surrendered during the Surrender Charge Period. The charges also apply to each $1,000 of increase in Specified Amount surrendered during the Surrender Charge
Period of each increase. The word "surrender" means (a) full surrender; (b) partial surrender; and/or (c) a reduction in Specified Amount at the request of the Owner. The charge for the surrender of all or any portion of the Initial Specified Amount will be equal to the rate shown below for the age at issue and the year of surrender, multiplied by the number of thousands of Initial Specified Amount being surrendered. The charges for surrender of all or any portion of an increase in Specified Amount will be equal to the rates shown below for the age at issue of such increase and year of surrender, multiplied by the number of thousands of such increase being surrendered. There will be an additional charge for each partial surrender as described in the "Partial Surrender" provision.

 Issue
  Age        Year       Year       Year       Year       Year       Year       Year       Year      Year      Year
[Male]        1           2          3          4          5          6          7         8         9         10
------------------------------------------------------------------------------------------------------------------
   0        [11.00      11.00      11.00      11.00      11.00       9.00       7.00      4.00      2.00      0.00
   1         12.00      12.00      11.00      11.00      11.00       9.00       7.00      4.00      2.00      0.00
   2         12.00      12.00      12.00      12.00      12.00       9.00       7.00      4.00      2.00      0.00
   3         12.00      12.00      12.00      12.00      12.00       9.00       7.00      4.00      2.00      0.00
   4         12.00      12.00      12.00      12.00      12.00       9.00       7.00      4.00      2.00      0.00
   5         12.00      12.00      12.00      12.00      12.00       9.00       7.00      4.00      2.00      0.00
   6         12.00      12.00      12.00      12.00      12.00       9.00       7.00      4.00      2.00      0.00
   7         12.00      12.00      12.00      12.00      12.00      10.00       7.00      5.00      2.00      0.00
   8         12.00      12.00      12.00      12.00      12.00      10.00       7.00      5.00      2.00      0.00
   9         12.00      12.00      12.00      12.00      12.00      10.00       7.00      5.00      2.00      0.00
  10         13.00      13.00      12.00      12.00      12.00      10.00       7.00      5.00      2.00      0.00
  11         13.00      13.00      13.00      13.00      13.00      10.00       7.00      5.00      2.00      0.00
  12         13.00      13.00      13.00      13.00      13.00      10.00       7.00      5.00      2.00      0.00
  13         13.00      13.00      13.00      13.00      13.00      10.00       8.00      5.00      2.00      0.00
  14         13.00      13.00      13.00      13.00      13.00      10.00       8.00      5.00      2.00      0.00
  15         13.00      13.00      13.00      13.00      13.00      10.00       8.00      5.00      2.00      0.00
  16         14.00      14.00      14.00      13.00      13.00      11.00       8.00      5.00      2.00      0.00
  17         14.00      14.00      14.00      14.00      14.00      11.00       8.00      5.00      2.00      0.00
  18         15.00      15.00      15.00      15.00      15.00      12.00       9.00      6.00      3.00      0.00
  19         16.00      16.00      16.00      15.00      15.00      12.00       9.00      6.00      3.00      0.00
  20         16.00      16.00      16.00      16.00      16.00      12.00       9.00      6.00      3.00      0.00
  21         16.00      16.00      16.00      16.00      16.00      13.00       9.00      6.00      3.00      0.00
  22         17.00      16.00      16.00      16.00      16.00      13.00       9.00      6.00      3.00      0.00
  23         17.00      17.00      17.00      16.00      16.00      13.00      10.00      6.00      3.00      0.00
  24         17.00      17.00      17.00      17.00      17.00      13.00      10.00      6.00      3.00      0.00
  25         17.00      17.00      17.00      17.00      17.00      13.00      10.00      6.00      3.00      0.00
  26         18.00      18.00      17.00      17.00      17.00      14.00      10.00      7.00      3.00      0.00
  27         18.00      18.00      18.00      18.00      17.00      14.00      10.00      7.00      3.00      0.00
  28         18.00      18.00      18.00      18.00      18.00      14.00      10.00      7.00      3.00      0.00
  29         19.00      19.00      18.00      18.00      18.00      14.00      11.00      7.00      3.00      0.00
  30         19.00      19.00      19.00      19.00      18.00      15.00      11.00      7.00      3.00      0.00
  31         19.00      19.00      19.00      19.00      19.00      15.00      11.00      7.00      3.00      0.00
  32         20.00      20.00      20.00      19.00      19.00      15.00      11.00      7.00      3.00      0.00
  33         20.00      20.00      20.00      20.00      20.00      16.00      12.00      8.00      4.00      0.00
  34         21.00      21.00      20.00      20.00      20.00      16.00      12.00      8.00      4.00      0.00
  35         21.00      21.00      21.00      21.00      20.00      16.00      12.00      8.00      4.00      0.00
  36         22.00      22.00      21.00      21.00      21.00      17.00      12.00      8.00      4.00      0.00
  37         22.00      22.00      22.00      22.00      21.00      17.00      13.00      8.00      4.00      0.00
  38         23.00      23.00      23.00      22.00      22.00      17.00      13.00      8.00      4.00      0.00
  39         24.00      24.00      23.00      23.00      23.00      18.00      13.00      9.00      4.00      0.00]

ICC14-14904                          Page 28                               (M-S)

           TABLE OF SURRENDER CHARGES PER $1,000 OF SPECIFIED AMOUNT

 Issue
  Age        Year       Year       Year       Year       Year       Year       Year       Year       Year      Year
[Male]        1           2          3          4          5          6          7          8         9         10
  40        [24.00      24.00      24.00      23.00      23.00      18.00      14.00       9.00      4.00      0.00
  41         25.00      25.00      24.00      24.00      24.00      19.00      14.00       9.00      4.00      0.00
  42         26.00      26.00      25.00      25.00      24.00      19.00      14.00       9.00      4.00      0.00
  43         27.00      26.00      26.00      26.00      25.00      20.00      15.00      10.00      5.00      0.00
  44         28.00      27.00      27.00      26.00      26.00      21.00      15.00      10.00      5.00      0.00
  45         29.00      28.00      28.00      27.00      27.00      21.00      16.00      10.00      5.00      0.00
  46         29.00      29.00      28.00      28.00      27.00      22.00      16.00      11.00      5.00      0.00
  47         30.00      30.00      29.00      29.00      28.00      23.00      17.00      11.00      5.00      0.00
  48         32.00      31.00      30.00      30.00      29.00      23.00      17.00      11.00      5.00      0.00
  49         33.00      32.00      31.00      31.00      30.00      24.00      18.00      12.00      6.00      0.00
  50         34.00      33.00      33.00      32.00      31.00      25.00      19.00      12.00      6.00      0.00
  51         35.00      34.00      34.00      33.00      32.00      26.00      19.00      13.00      6.00      0.00
  52         37.00      36.00      35.00      34.00      33.00      27.00      20.00      13.00      6.00      0.00
  53         38.00      37.00      36.00      36.00      35.00      28.00      21.00      14.00      7.00      0.00
  54         40.00      39.00      38.00      37.00      36.00      29.00      21.00      14.00      7.00      0.00
  55         41.00      40.00      39.00      38.00      37.00      30.00      22.00      15.00      7.00      0.00
  56         43.00      42.00      41.00      40.00      39.00      31.00      23.00      15.00      7.00      0.00
  57         45.00      44.00      43.00      42.00      40.00      32.00      24.00      16.00      8.00      0.00
  58         45.00      45.00      44.00      43.00      42.00      34.00      25.00      17.00      8.00      0.00
  59         45.00      45.00      45.00      45.00      44.00      35.00      26.00      17.00      8.00      0.00
  60         45.00      45.00      45.00      45.00      44.00      35.00      26.00      17.00      8.00      0.00
  61         45.00      45.00      45.00      45.00      44.00      35.00      26.00      17.00      8.00      0.00
  62         45.00      45.00      45.00      45.00      43.00      35.00      26.00      17.00      8.00      0.00
  63         45.00      45.00      45.00      44.00      43.00      34.00      25.00      17.00      8.00      0.00
  64         45.00      45.00      45.00      44.00      42.00      34.00      25.00      17.00      8.00      0.00
  65         45.00      45.00      45.00      43.00      42.00      33.00      25.00      16.00      8.00      0.00
  66         45.00      45.00      44.00      43.00      41.00      33.00      24.00      16.00      8.00      0.00
  67         45.00      45.00      44.00      42.00      40.00      32.00      24.00      16.00      8.00      0.00
  68         45.00      45.00      43.00      41.00      39.00      31.00      23.00      15.00      7.00      0.00
  69         45.00      44.00      42.00      40.00      39.00      31.00      23.00      15.00      7.00      0.00
  70         45.00      44.00      42.00      40.00      38.00      30.00      23.00      15.00      7.00      0.00
  71         45.00      43.00      41.00      40.00      38.00      30.00      22.00      15.00      7.00      0.00
  72         45.00      43.00      41.00      39.00      37.00      30.00      22.00      15.00      7.00      0.00
  73         45.00      43.00      41.00      39.00      37.00      30.00      22.00      15.00      7.00      0.00
  74         45.00      43.00      41.00      39.00      37.00      29.00      22.00      14.00      7.00      0.00
  75         45.00      43.00      41.00      39.00      37.00      29.00      22.00      14.00      7.00      0.00
  76         45.00      43.00      41.00      39.00      36.00      29.00      22.00      14.00      7.00      0.00
  77         45.00      43.00      41.00      38.00      36.00      29.00      22.00      14.00      7.00      0.00
  78         45.00      43.00      40.00      38.00      36.00      29.00      22.00      14.00      7.00      0.00
  79         45.00      43.00      40.00      38.00      36.00      29.00      21.00      14.00      7.00      0.00
  80         45.00      43.00      40.00      38.00      36.00      29.00      21.00      14.00      7.00      0.00]

ICC14-14904                          Page 29                               (M-S)

                             AMERICAN GENERAL LIFE
                               Insurance Company
                                A Stock Company

This is an INDIVIDUAL FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured's death prior to the Maturity Date and while this policy is in force. Premium payments are flexible and payable to the Maturity Date. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will be based on the amount and frequency of premiums paid and the investment results of the Separate Account. NON-PARTICIPATING - THIS POLICY WILL NOT PAY DIVIDENDS.

                For Information, Service or to make a Complaint

         Contact Your Servicing Agent, or Our VUL Administrative Center

                                 P.O. BOX 9318
                           AMARILLO, TEXAS 79105-9318
                                 1-800-340-2765

(C) American International Group, Inc. All Rights Reserved.

ICC14-14904